						       Exhibit 99.1

FOR IMMEDIATE RELEASE                        Contact: Dale Thatcher
						      513-867-3034



		   OHIO CASUALTY CORPORATION
		     ANNOUNCES SETTLEMENT


HAMILTON, Ohio, November 24, 1997 --- Ohio Casualty Corporation announced today that it has completed the initial assumption closing with Great Southern Life Insurance Company related to the
Corporation's sale of its life insurance business to Great Southern in 1995. Approximately 70% of the life insurance business was legally assumed by Great Southern with an additional 20% scheduled to be assumed before year end. As a result of the assumption, fourth quarter net income for the Corporation will be positively impacted by the partial recognition of unamortized ceding commission from the original sale. The actual amount will depend on the timing of the remaining assumptions; however, it is expected the Corporation will recognize between $6.8 million and $9.0 million in before-tax income. The after-tax impact will be between $4.4 million or $.13 per share and $5.9 million, or $.17 per share.

Concurrently with the assumption, the two companies jointly terminated their life insurance marketing agreement and substituted Ohio Casualty Corporation for Ohio Casualty Insurance Company on their Investment Management Agreement.